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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         MAX & ERMA'S RESTAURANTS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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                         MAX & ERMA'S RESTAURANTS, INC.












                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                  APRIL 9, 1998

                                       AND

                                 PROXY STATEMENT










                                    IMPORTANT

                      PLEASE MARK, SIGN AND DATE YOUR PROXY
                 AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

                         MAX & ERMA'S RESTAURANTS, INC.
                                 P.O. Box 297830
                              4849 Evanswood Drive
                              Columbus, Ohio 43229
                                 (614) 431-5800




                                                              February 19, 1998


Dear Stockholder:

                  You are cordially invited to attend the Annual Meeting of Stockholders of Max & Erma's Restaurants, Inc. on April 9, 1998, at 2:30 p.m., at the Hyatt Regency Columbus at the Greater Columbus Convention Center, 400 North High Street, Columbus, Ohio. We look forward to greeting those stockholders who are able to attend.

                  At the meeting, you are being asked to elect William E. Arthur, Todd B. Barnum, and Thomas R. Green for three-year terms as Class III members of the Board of Directors and to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the 1998 fiscal year.

                  It is very important that your shares are represented and voted at the meeting, whether or not you plan to attend. Accordingly, please sign, date and return your proxy in the enclosed envelope at your earliest convenience.

                  Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.


                                        Sincerely,

                                        Todd B. Barnum
                                        Chairman of the Board,
                                        Chief Executive Officer and President

                         MAX & ERMA'S RESTAURANTS, INC.
                                 P.O. BOX 297830
                              4849 EVANSWOOD DRIVE
                              COLUMBUS, OHIO 43229
                                 (614) 431-5800


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 9, 1998


                                                              February 19, 1998

To the Stockholders of
Max & Erma's Restaurants, Inc.:

                  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Max & Erma's Restaurants, Inc., a Delaware corporation (the "Company"), will be held at the Hyatt Regency Columbus at the Greater Columbus Convention Center, 400 North High Street, Columbus, Ohio, on the 9th day of April, 1998, at 2:30 p.m., local time, for the following purposes:

                  1. To elect three Class III Directors, each for a term of three years and until their successors are duly elected and qualified.

                  2. To ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the 1998 fiscal year.

                  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

                  Owners of Common Stock of the Company of record at the close of business on February 12, 1998, will be entitled to vote at the meeting.

                  Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided. Thank you for your cooperation.

                                         By Order of the Board of Directors

                                         Todd B. Barnum
                                         Chairman of the Board,
                                         Chief Executive Officer and President


--------------------------------------------------------------------------------
                     PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE
               NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES
--------------------------------------------------------------------------------

                         MAX & ERMA'S RESTAURANTS, INC.
                                 P.O. BOX 297830
                              4849 EVANSWOOD DRIVE
                              COLUMBUS, OHIO 43229
                                 (614) 431-5800

                                                              February 19, 1998

                               PROXY STATEMENT FOR
                       1998 ANNUAL MEETING OF STOCKHOLDERS


                                  INTRODUCTION


         This Proxy Statement is furnished to the stockholders of Max & Erma's Restaurants, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 9, 1998, and at any adjournment thereof, and is being mailed to the stockholders on or about the date set forth above.

         All shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the Board of Directors' unanimous recommendations, which are FOR the election of William E. Arthur, Todd B. Barnum, and Thomas R. Green as Class III Directors of the Company; FOR the ratification of the selection of Deloitte & Touche LLP as the independent public accountants of the Company for the 1998 fiscal year; and, at the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof. A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to the Company (attention William C. Niegsch, Jr.) or delivered in person at the meeting, by filing a duly executed, later dated proxy, or by attending the meeting and voting in person.

VOTING RIGHTS

         Only stockholders of record at the close of business on February 12, 1998, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Each share so held entitles the holder thereof to one vote upon each matter to be voted on. As of December 31, 1997, the Company had outstanding 4,250,663 shares of Common Stock, $.10 par value. There are no cumulative voting rights in the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth the only persons known by the Company to be the beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock of the Company on December 31, 1997 (unless otherwise noted):

 NAME AND ADDRESS                           NUMBER OF SHARES                PERCENTAGE
OF BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)             OF CLASS(2)
-------------------                       ---------------------             -----------
Todd B. Barnum                                   454,407(3)                    10.5%
4849 Evanswood Drive
Columbus, Ohio  43229

Mark F. Emerson                                  339,608(4)                     7.9%
4849 Evanswood Drive
Columbus, Ohio  43229

Roger D. Blackwell                               520,022(5)                    12.2%
3380 Tremont Road
Columbus, Ohio 43221

Roger Lipton                                     265,805(6)                     6.3%
399 Park Avenue
New York, New York  10022

Wellington Management Company                    404,415(7)                     9.5%
75 State Street
Boston, Massachusetts 02109

---------------------------

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he has the right to acquire the beneficial ownership within 60 days of December 31, 1997. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his household.

(2) "Percentage of Class" is calculated on the basis of the number of outstanding shares plus the number of shares a person has the right to acquire within 60 days of December 31, 1997.

(3) Includes 83,900 shares which Mr. Barnum has a right to purchase under presently exercisable options. Also includes 402 shares owned by Mr. Barnum's spouse, as to which Mr. Barnum disclaims beneficial ownership.

(4) Includes 52,000 shares which may be purchased under presently exercisable options.

(5) Includes 14,600 shares which may be purchased under presently exercisable options.

(6)      Based on information supplied to the Company on November 20, 1997.

(7) Based on Schedule 13G filed with the Securities and Exchange Commission on January 24, 1997.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of December 31, 1997, the beneficial ownership of the Company's Common Stock by each officer and/or director of the Company and by all officers and directors as a group:

    NAME OF                                  NUMBER OF SHARES                   PERCENTAGE
BENEFICIAL OWNER                           BENEFICIALLY OWNED(1)                OF CLASS(2)
----------------                           ---------------------                -----------
Todd B. Barnum                                   454,407(3)                         10.5%

Mark F. Emerson                                  339,608(3)                          7.9%

Bonnie J. Brannigan                                  666                             0.0%

William C. Niegsch, Jr.                          169,841(4)                          3.9%

Gregory L. Heywood                                72,810(5)                          1.7%

Larry B. Fournier                                 19,550(6)                          0.5%

William E. Arthur                                 61,253(7)                          1.4%

Roger D. Blackwell                               520,022(3)                         12.2%

Donald W. Kelley                                  60,525(8)                          1.4%

Robert A. Rothman                                 67,400(9)                          1.6%

Michael D. Murphy                                 11,500(10)                         0.3%

Thomas R. Green                                   13,549(11)                         0.3%

All directors and officers
 as a group (12 persons)                       1,791,131(12)                        39.5%

---------------------------

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he or she has the right to acquire the beneficial ownership within 60 days of December 31, 1997. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his or her household.

(2) "Percentage of Class" is calculated on the basis of the number of outstanding shares plus the number of shares a person has the right to acquire within 60 days of December 31, 1997.

(3)      See preceding table and notes thereto.

(4) Includes 52,000 shares which may be purchased under presently exercisable options. Also includes 11,000 shares owned by Mr. Niegsch's spouse and 10,494 shares owned by Mr. Niegsch's children, as to which Mr. Niegsch disclaims beneficial ownership.

(5) Includes 13,000 shares which may be purchased under presently exercisable options.

(6) Includes 16,500 shares which may be purchased under presently exercisable options.

(7) Includes 14,600 shares which may be purchased under presently exercisable options. Also includes 25,572 shares owned by Mr. Arthur's spouse, as to which Mr. Arthur disclaims beneficial ownership.

(8) Includes 14,600 shares which may be purchased under presently exercisable options. Also includes 5,775 shares owned by Mr. Kelley's spouse, as to which Mr. Kelley disclaims beneficial ownership and 11,201 shares owned by a corporation controlled by Mr. Kelley.

(9) Includes 14,600 shares which may be purchased under presently exercisable options. Also includes 2,475 shares owned by Mr. Rothman's spouse, as to which Mr. Rothman disclaims beneficial ownership.

(10) Includes 11,300 shares which may be purchased under presently exercisable options.

(11) Includes 5,000 shares which may be purchased under presently exercisable options. Also includes 962 shares owned by Mr. Green's spouse and 150 shares owned by Mr. Green's children, as to which Mr. Green disclaims beneficial ownership.

(12) Includes 286,100 shares which may be purchased pursuant to presently exercisable options or warrants.

                              ELECTION OF DIRECTORS

         The Board of Directors has designated William E. Arthur, Todd B. Barnum, and Thomas R. Green as nominees for election as Class III Directors of the Company to serve for terms of three years and until their successors are duly elected and qualified. If for any reason any nominee should not be a candidate for election at the time of the meeting, the proxies may be voted for a substitute nominee at the discretion of those named as proxies. The Board of Directors has no reason to believe that any nominee will be unavailable. The shares represented by the enclosed proxy, if returned duly executed and unless instructions to the contrary are indicated thereon, will be voted for the nominees listed below. The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company's Common Stock present in person or represented by proxy is required to elect each nominee. Abstentions and broker non-votes are not counted in the election of directors and thus have no effect.

         The following table sets forth (i) the nominees for election as Class III Directors of the Company, and (ii) the Class II and Class I Directors of the Company whose terms in office will continue.

                                            DIRECTOR
                                          CONTINUOUSLY
        NAME AND AGE                          SINCE                             PRINCIPAL OCCUPATION
----------------------------              ------------                          --------------------
                                    NOMINEES - TERMS TO EXPIRE 2001 (CLASS III)

William E. Arthur, 69                         1982          Of Counsel, Porter, Wright, Morris & Arthur,
                                                            Attorneys at Law

Todd B. Barnum, 55                            1982          Chairman of the Board, Chief Executive
                                                            Officer and President

Thomas R. Green, 43                           1996          Chief Executive Officer
                                                            Lancaster Pollard & Company


                              CONTINUING DIRECTORS - TERMS TO EXPIRE 2000 (CLASS II)

Roger D. Blackwell, 57                        1984          Professor of Marketing, The Ohio State University

William C. Niegsch, Jr., 45                   1982          Executive Vice President, Chief
                                                            Financial Officer, Treasurer and Secretary

Robert A. Rothman, 56                         1982          President, Amusement Concepts, Inc., a
                                                            corporation engaged in the video and electronic
                                                            games business


                               CONTINUING DIRECTORS - TERMS TO EXPIRE 1999 (CLASS I)

Mark F. Emerson, 50                           1982          Chief Operating Officer

Donald W. Kelley, 68                          1986          Owner of  Donald W. Kelley & Associates, a
                                                            Columbus real estate appraisal and consulting firm

Michael D. Murphy, 53                         1995          Private Investor

INFORMATION CONCERNING BOARD OF DIRECTORS

         During fiscal 1997, four meetings of the Board of Directors were held. All directors attended 75% or more of the total Board of Directors' meetings.

         The members of the Compensation Committee are Messrs. Arthur, Blackwell, and Rothman. Its function is to recommend to the directors the annual compensation of the Company's executive officers, the number and terms of any stock options to be granted under the Company's stock option plans, and any other actions or policies with respect to compensation. The Compensation Committee met once during fiscal 1997. All Compensation Committee members were in attendance at such meeting.

         The members of the Audit Committee are Messrs. Kelley and Murphy. Its function is to recommend to the directors a firm of accountants to serve as the Company's auditors and to review with the independent auditors and the appropriate corporate officers on matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls, and the scope of the audit. The Audit Committee met once during fiscal 1997. All Audit Committee members were in attendance at such meeting.

         For 1997, each outside director was paid $1,250 per quarter. In addition, in October 1997, each outside director was granted an option to purchase 5,000 shares of Common Stock. Such options are exercisable for a four-year period beginning on the first anniversary of the date of grant. Directors who are also employees of the Company do not receive additional compensation for serving as directors. All directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company.

         The Company has entered into indemnification contracts with each of its present directors, which contracts were ratified and authorized by the stockholders on September 9, 1986. The indemnification contracts with the directors (i) confirm the present indemnity provided to them by the Company's By-laws and give them assurances that this indemnity will continue to be provided despite future changes in the By-laws, and (ii) provide that, in addition, the directors shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys' fees), judgments, fines and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director of the Company or as a director or officer of any subsidiary of the Company or as a director or officer of any other company or enterprise when they are serving in such capacities at the request of the Company. No indemnity will be provided under the indemnification contract to any director on account of willful misconduct or conduct which is adjudged to have been knowingly fraudulent or deliberately dishonest.

         Mr. Blackwell is also a director of Worthington Foods, Inc., CheckPoint Systems, Inc., Intimate Brands, Inc., Abercrombie & Fitch Co., AirNet Systems, Inc., Applied Industrial

Technologies, Inc., and the Flex - Funds, each with a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Rothman, a member of the Compensation Committee, owns a 40% equity interest in Amusement Concepts, Inc. Mr. Rothman is President of Amusement Concepts, Inc., which has exclusive licenses to install and operate coin-operated amusement games in twelve Max & Erma's restaurants. Under the licenses, the restaurant owner receives a license fee equal to 50% of the gross revenues generated by the games installed in the restaurant. All of the licenses are presently on a year-to-year basis. The Company received game revenues of $90,179 during the fiscal year ended October 26, 1997, under various licenses with Amusement Concepts, Inc.

         Mr. Arthur, a member of the Compensation Committee, is Of Counsel in the law firm of Porter, Wright, Morris & Arthur, Columbus, Ohio, which firm serves as general counsel to the Company.

         The Company believes that the terms of all of the transactions and existing arrangements set forth above are no less favorable to the Company, its subsidiaries and affiliated partnerships than similar transactions and arrangements which might have been entered into with unrelated parties.

EXECUTIVE OFFICERS

         In addition to Messrs. Barnum, Emerson, and Niegsch, the following persons are executive officers of the Company.

         GREGORY L. HEYWOOD, age 46, has been the Company's Regional Vice President of Operations since March 1994. Prior to becoming the Company's Regional Vice President of Operations, Mr. Heywood had been a Regional Manager of the Company since September 1983.

         LARRY FOURNIER, age 51, has been the Company's Vice President of Development since 1996. Prior to becoming the Company's Vice President of Development, Mr. Fournier served as the Director of Development of the Company since 1993. Prior to joining the Company in 1993, Mr. Fournier served as the Regional Manager of Land Development for M/I Schottenstein Homes, Inc., a homebuilder/land developer.

         BONNIE BRANNIGAN, age 34, has been the Company's Vice President - Marketing and Planning, since November 1996. From November 1994 to July 1996, Ms. Brannigan served as the General Manager of The Executive Gallery, a catalog/direct mail company. From March 1990 to August 1994, Ms Brannigan served as the Sales Development Manager of McMaster-Carr Supply Company, an industrial supply company.

                             EXECUTIVE COMPENSATION

         The table below sets forth all compensation paid for each of the Company's last three completed fiscal years ended October 27, 1997, to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers who received compensation (based on salary and bonus) exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                                                           Compensation
                                               Annual Compensation            Awards
                                         -------------------------------   ------------
                                                                  (e)                        (i)
                                                                 Other                       All
                                                                 Annual                     Other
           (a)                             (c)         (d)       Compen-        (g)        Compen-
        Name and                 (b)      Salary      Bonus      sation       Options      sation
   Principal Position            Year      ($)        ($)(1)     ($)(2)         (#)         ($)(3)
   ------------------            ----    --------    --------    -------      -------      -------
Todd B. Barnum                   1997    $200,000    $ 70,000     $4,875       50,000      $22,570
Chairman, Chief Executive        1996     139,560     100,000      8,801       20,000       22,570
Officer and President            1995     134,059     120,000      5,739       40,000       22,570

Mark F. Emerson                  1997    $137,500     $35,000     $2,818       25,000       $6,264
Chief Operating Officer          1996     126,194      50,000      2,793       20,000        6,264
                                 1995     121,738      60,000      2,407       20,000        6,264

William C. Niegsch, Jr.          1997    $115,400     $35,000     $2,505       25,000       $6,264
Executive Vice President,        1996     109,138      50,000      2,537       20,000        6,264
Chief Financial Officer,         1995     104,712      60,000      2,181       20,000        6,264
Treasurer and Secretary

Gregory L. Heywood               1997     $77,000     $30,403     $1,605        5,000           --
Regional Vice President          1996      74,752      34,143      1,763        2,000           --
of Operations                    1995      71,539      51,611      1,160           --           --

---------------------------

(1) Amounts paid as bonuses are included for the year in which the bonus is earned, whether or not it is paid in that year or in a subsequent year. For the 1995 fiscal year, the Company paid an aggregate bonus to Messrs. Barnum, Emerson and Niegsch out of a bonus pool comprised (calculated cumulatively) of one percent of net income before tax from $1 to $860,000; five percent of net income before tax from $860,001 to $1,720,000; ten percent of net income before tax from $1,720,001 to $2,580,000 and 25% of net income before tax over $2,580,000. For the 1996 fiscal year, the Company paid an aggregate bonus to Messrs. Barnum, Emerson and Niegsch out of a bonus pool comprised (calculated cumulatively) of one percent of net income before tax from $1 to $1,032,000; five percent of net income before tax from $1,032,001 to $2,064,000; ten percent of net income before tax from $2,064,000 to $3,095,000; and 25% of net income before tax over $3,095,000. For the 1997 fiscal year, the Company paid an aggregate bonus to Messrs. Barnum, Emerson and Niegsch out of a bonus pool comprised (calculated cumulatively) of one percent of net income before tax from $1 to 1,238,000; five percent of net income before tax from $1,238,001 to $2,477,000; ten percent of net income before tax from $2,477,001 to $3,715,000; and 25% of net income before tax over $3,715,001. The aggregate bonus was shared 40% by Mr. Barnum and 20% by each of Messrs. Emerson and Niegsch for 1995, 1996, and 1997. In addition, for the 1995, 1996, and 1997 fiscal years, the Compensation Committee capped the bonus pool at an amount equal to 115%, 125%, and 125%, respectively, of the aggregate base salaries of Messrs. Barnum, Emerson and Niegsch. Mr. Heywood's bonus is based upon the performance of the restaurant and regional managers reporting to him.

(2) The Company maintains a medical reimbursement plan which provides for the reimbursement of substantially all of the uninsured medical and dental expenses of the Chief Executive Officer and President of the Company and his immediate family. The amount shown is the amount of reimbursements made by the Company during the fiscal year. The amount shown also includes amounts allocated to the executive officer pursuant to the Company's 401(k) Plan, which became effective on January 1, 1994, in amounts for Mr. Barnum of $3,893, $3,390 and $4,343, Mr. Emerson of $2,793, $2,407, and $2,818, Mr. Niegsch of $2,537, $2,181,
         and $2,505, and Mr. Heywood of $1,763, $1,160, and $1,605.

(3) Amounts shown represent the annual full amount of premiums paid by the Company on split dollar life insurance policies on the lives of each of Messrs. Barnum, Emerson and Niegsch. Premiums paid by the Company will be repaid from the death benefit and the balance will be paid to the employee's beneficiaries. In the event of termination of employment, other than for cause or on death, the employee has the right to purchase the policy from the Company for the Company's cash value; provided, however, that beginning in 1993, ownership of the Company's cash value of the policy vests in the employee at the rate of 10% per year, so that the employee will only be required to pay the unvested portion of the Company's cash value on termination.

EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements dated December 12, 1984, with Messrs. Barnum, Emerson, and Niegsch, pursuant to which each such executive officer, upon a change of control of the Company, as defined, shall remain in the employ of the Company for three years thereafter with the equivalent offices, responsibilities, duties and salaries as were in effect prior to the change of control. Upon termination of employment, the employees are restricted in their right to compete with the Company and are prohibited from disclosing confidential information of the Company.

STOCK OPTION PLANS

         The Company's 1984 Incentive Stock Option Plan (the "Incentive Plan") and 1984 Non-Statutory Stock Option Plan (the "Non-Statutory Plan") were terminated in December 1992 after adoption of the 1992 Stock Option Plan. Options to purchase 1,375 shares granted under the Incentive Plan remain outstanding.

         The Company's 1996 and 1992 Stock Option Plans provide for the issuance of options to purchase up to 400,000 and 412,500 shares of the Common Stock, $.10 par value per share, of the Company, respectively, subject to adjustment for stock splits and other changes in the Company's capitalization, which options either meet the requirements of Section 422A of the Internal Revenue Code of 1986, as amended ("Incentive Options"), or do not meet such requirements ("Nonqualified Options"). Key employees of the Company, officers and directors of the Company, and certain other persons who provide services to the Company are eligible to receive options under the 1996 and 1992 Stock Option Plans. Options are granted to persons selected by the Compensation Committee of the Company's Board of Directors (the "Committee"). Except for options automatically granted to outside directors, the Committee determines the number of shares subject to option, the exercise price, and exercise period of such option and whether the option is intended to be a Nonqualified Option or an Incentive Option. The Committee also has the discretion under the 1996 and 1992 Stock Option Plans to make cash grants to optionholders that are intended to offset a portion of the taxes payable upon the exercise of Nonqualified Options or upon certain dispositions of shares acquired under Incentive Options. The tables set forth below provide additional information with respect to the grants and exercises of stock options by the named executive officers of the Company. As of December 31, 1997, the Company had options for 192,000 and 407,325 shares of Common Stock, respectively, under the 1996 and 1992 Stock Option Plans outstanding.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS                             (F)
                          -------------------------------------------    POTENTIAL REALIZABLE VALUE
                                       (C)                                 AT ASSUMED ANNUAL RATES
                                    % OF TOTAL                           OF STOCK PRICE APPRECIATION
                                     OPTIONS                                  FOR OPTION TERM(3)
                                     GRANTED                             ---------------------------
                            (B)         TO         (D)
                          OPTIONS   EMPLOYEES   EXERCISE      (E)
         (A)              GRANTED   IN FISCAL     PRICE    EXPIRATION
         NAME             (#)(1)       YEAR     ($/SH)(2)     DATE          5%($)           10%($)
-----------------------   -------   ----------  ---------  ----------      --------        --------
Todd B. Barnum             50,000      36.5%      $6.56     10/23/03       $111,500        $253,000
Mark F. Emerson            25,000      18.2%      $6.56     10/23/03        $55,750        $126,500
William C. Niegsch, Jr.    25,000      18.2%      $6.56     10/23/03        $55,750        $126,500
Gregory L. Heywood          5,000       3.6%      $6.56     10/23/03        $11,150         $25,300

---------------------------

(1) All options are first exercisable October 23, 1998 to the extent vested. Options vest at rate of 20% per year from date of grant. Options not exercisable as of the date of a change in control of the Company will become exercisable immediately as of such date. Options not yet exercised are cancelled after 30 days following termination of employment other than by death or for cause. In the event of termination of employment by death, the option may be exercised for up to one year but not later than the expiration date. Options not yet exercised are immediately cancelled upon the termination of employment for cause. Generally, the exercise price of options may be paid for in cash or in shares of Common Stock of the Company with the consent of the Committee. In addition, any tax which the Company is required to withhold in connection with the exercise of any stock option may be satisfied by the optionholder by electing, with the consent of the Committee, to have the number of shares to be delivered on the exercise of the option reduced by, or otherwise by delivering to the Company, such number of shares of Common Stock having a fair market value equal to the amount of the withholding requirements.

(2) In all cases, the exercise price was equal to or greater than the closing market price of the underlying shares on the date immediately prior to the date of grant.

(3) The assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict or forecast future stock prices.

                       AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                              (e)
                                                                                           Value of
                                                                         (d)             Unexercised
                                                                      Number of          In-the-Money
                                                                     Unexercised          Options at
                                   (b)               (c)         Options at FY-End(#)    FY-End($)(1)
                                 Shares            Value
         (a)                   Acquired on        Realized          Exercisable/         Exercisable/
        Name                   Exercise (#)          ($)            Unexercisable        Unexercisable
        ----                   ------------       --------          -------------        -------------
Todd B. Barnum                    20,625           $60,019          83,900/70,100            $0/0

Mark F. Emerson                       --                --          52,000/35,000            $0/0

William C. Niegsch, Jr.           13,750           $38,294          52,000/35,000            $0/0

Gregory L. Heywood                 2,063            $6,261           13,000/5,000            $0/0

---------------------------

(1) As of October 26, 1997, no unexercised options that were exercisable were in-the-money, meaning that the fair market value of the underlying securities exceeded the exercise price of the option at that date.

         The following Board Compensation Committee Report on Executive Compensation and Performance Graph will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee reviews and evaluates individual senior executive officers and determines the compensation for each. In general, compensation is designed to attract and retain qualified key executives, reward individual performance, relate compensation to Company goals and objectives and enhance shareholder value.

         Compensation for the executive officers includes base salary, bonus and stock option awards. Base salary is reviewed annually in light of the Committee's perception of individual performance, performance of the Company as a whole and industry analysis and comparison. No specific weight is given to any of these factors in the evaluation of an executive officer's base salary. However, since 1991, the Committee has felt that a significant portion of each senior executive officer's compensation should be in the form of bonuses based upon Company performance.

         Beginning in fiscal 1991, a formula was established in advance for determining the amount of bonus to be paid to the Company's senior officers. In 1992, that formula was modified to allow for the creation of a bonus pool. The dollar amount of the pool was originally equal to 1% of the first $500,000 in pre-tax earnings; 5% of the next $500,000; 10% of the next $500,000 and 25% of pre-tax earnings in excess of $1,500,000. In line with the Committee's established goal of a 20% annual growth in earnings, the breakpoints for each earnings increment in the bonus formula was increased 20% for each year through 1997. For fiscal 1998, the increments will again be increased 20%. Additionally, the 10% bonus level will be increased to 15% and the 25% bonus level will be decreased to 20% for fiscal 1998. In fiscal 1998, the bonus pool will equal 1% of pre-tax earnings up to $1,486,000; 5% of pre-tax earnings between $1,486,000 and $2,974,000; 15% of pre-tax earnings between $2,974,000; and $4,461,000 and 20% of pre-tax earnings in excess of $4,461,000.
In addition, for 1994, 1995, 1996, 1997, and 1998, the Committee capped the bonus pool at an amount equal to 100%, 115%, 125%, 125%, and 125%, respectively, of the aggregate base salaries of the four senior officers. In 1998, the bonus pool will be shared 40% by Mr. Barnum, 20% by each of Messrs. Emerson and Niegsch, 15% by Ms. Brannigan and 5% unallocated. Since adoption of this bonus formula, net income has grown from $429,000 in 1991 to over $2.2 million in 1997.

         Mr. Heywood, the Company's Regional Vice President of Operations, will be paid a bonus equal to the cash bonuses paid for fiscal 1998 to the regional managers assigned to report to Mr. Heywood. Mr. Fournier, the Company's Vice President of Development, will be paid a cash bonus for each new restaurant opened in the fiscal 1997, in an amount equal to $35,000 divided by the number of planned new restaurants for fiscal 1997, which bonus may be taken under the Company's Manager Stock Bonus Plan in cash or in the Company's common stock valued at one-half of fair market value.

         The Committee also awards stock options to executive officers to encourage share ownership and to give them a stake in the performance of the Company's stock. Stock option awards are considered annually. The specific number of stock options granted to individual executive officers is determined by the Committee's perception of relative contributions or anticipated contributions to overall corporate performance. The Committee also reviews the total number of options already held by individual executive officers at the time of grant.

         Compensation for Mr. Barnum, the Company's CEO, during the 1997 fiscal year included salary and bonus. Mr. Barnum's base salary was determined by reviewing the previous level of his base salary, industry analysis and comparison and increases in the cost of living. No specific weight was given to any of these factors in the evaluation of Mr. Barnum's base salary. Mr. Barnum's bonus was determined solely by the formula established in advance for determining executive officers' bonuses. Stock options were awarded to Mr. Barnum in 1997 primarily to encourage future long-term appreciation in the Company's stock price.

         The Budget Reconciliation Act of 1993 amended the Code to add Section 162(m) which bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1,000,000 per year. The Committee does not believe that this law will impact the Company in the near term because the current level of compensation for each of the Company's executive officers is well below the $1,000,000 salary limitation.

                                                   Compensation Committee:

                                                   William E. Arthur
                                                   Roger D. Blackwell
                                                   Robert A. Rothman

PERFORMANCE GRAPH




                          COMPARISON OR CUMULATIVE TOTAL RETURN
                       OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

---------------------------------- FISCAL YEAR ENDING ----------------------------------
COMPANY                      1992      1993       1994       1995       1996       1997
MAX & ERMAS RESTAURANT        100     186.11     188.89     169.44     147.22     140.28
INDUSTRY INDEX                100     123.03     116.42     140.87     154.90     162.91
BROAD MARKET                  100     131.23     139.52     165.50     194.35     254.71




         The above Performance Graph compares the performance of the Company with that of the NASDAQ Market Index and a Peer Group Index, which is an index of SIC Code 5812 - Eating Places. Both the NASDAQ Market Index and the Peer Group Index include stocks of companies that were public as of October 26, 1997, and during the entire five-year period illustrated on the Performance Graph.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and greater than 10% shareholders, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports and written representations from reporting persons, the Company believes that all filing requirements were complied with during fiscal 1997.

CERTAIN TRANSACTIONS

         Mr. Donald Kelley and a third party are general partners of a partnership which owns and leases the land and building in which the Max & Erma's restaurant in Dublin, Ohio is located. The property is leased at an annual rent equal to the greater of $146,178 or 5% of gross sales, plus taxes, utilities, insurance and other expenses relating to the leased premises, under a lease expiring December 11, 2009, subject to three five-year renewal options.

         Mr. Rothman owns a 40% equity interest in, and is President of, Amusement Concepts, Inc., which has exclusive licenses to install and operate coin-operated amusement games in seven Max & Erma's restaurants. Under the licenses, the restaurant owner receives a license fee equal to 50% of the gross revenues generated by the games installed in the restaurant. All of the licenses are presently on a year-to-year basis. The Company received games revenues of $90,179 during the fiscal year ended October 26, 1997, under the various licenses with Amusement Concepts, Inc.

         Mr. Arthur, a director of the Company, is Of Counsel in the law firm of Porter, Wright, Morris & Arthur, Columbus, Ohio, which firm serves as general counsel to the Company.

         The Company believes that the terms of all of the transactions and existing arrangements set forth above are no less favorable to the Company, its subsidiaries and affiliated partnerships than similar transactions and arrangements which might have been entered into with unrelated parties.

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected, subject to the approval of the stockholders of the Company, Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending October 25, 1998. It is intended that persons acting under the accompanying proxy will vote the shares represented thereby in favor of ratification of such appointment. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire. Deloitte & Touche LLP has performed audits of the Company's financial statements since 1980.

         Ratification of the selection of the independent public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter. The Board of Directors recommends a vote FOR ratification of the selection of the independent public accountants. Abstentions have the same effect as votes cast against ratification, and broker non-votes have no effect. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted for ratification of the selection of the public accountants.

                     REPORTS TO BE PRESENTED AT THE MEETING

         There will be presented at the meeting the Company's Annual Report to Stockholders for the fiscal year ended October 26, 1997, containing financial statements for such year and the signed opinion of Deloitte & Touche LLP, independent public accountants, with respect to such financial statements. The Annual Report is not to be regarded as proxy soliciting material and management does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.

                         COST OF SOLICITATION OF PROXIES

         The cost of this solicitation will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone or telegraph. The Company may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and the Company may reimburse such persons for their expenses in doing so. The Company may also retain a professional proxy solicitation firm to assist in the solicitation of proxies at a maximum total cost to be borne by the Company of $10,000 plus out-of-pocket expenses.

                              STOCKHOLDER PROPOSALS

         Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the Board of Directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the Annual Meeting of Stockholders to be held in 1999 must be received by the Company (addressed to the attention of the Secretary) on or before November 30, 1998. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the Securities and Exchange Commission.

                                  OTHER MATTERS

         The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion.

         All proxies received duly executed will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to the Company or in person at the meeting, without affecting any vote previously taken.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         TODD B. BARNUM
                                         CHAIRMAN OF THE BOARD,
                                         CHIEF EXECUTIVE OFFICER AND PRESIDENT

================================================================================

                         MAX & ERMA'S RESTAURANTS, INC.
                     P.O. Box 297830, 4849 Evanswood Drive
                              Columbus, Ohio 43229

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 9, 1998

       The undersigned hereby appoints TODD B. BARNUM and WILLIAM C. NIEGSCH, JR., or either of them, my attorneys and proxies, with full power of substitution, to vote at the annual meeting of stockholders of said corporation to be held on April 9, 1998 at 2:30 PM at the Hyatt Regency Columbus at the Greater Columbus Convention Center, 400 North High Street, Columbus, Ohio, and at any adjournment thereof,with all of the powers I would have if personally present, for the following purposes:

   1. THE ELECTION OF CLASS III DIRECTORS.

      [ ] FOR all nominees listed below (except as marked to the contrary).
      [ ] WITHHOLD AUTHORITYto vote for all nominees listed below
          INSTRUCTIONS: Do not check "WITHOUT AUTHORITY" to vote for only certain individual nominees. To withhold authority to vote for any individual nominee, strike a line through the nominee's name below and check "FOR").

            William E. Arthur  -  Todd B. Barnum  -  Thomas R. Green

   2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE CURRENT FISCAL YEAR.

                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

                   (Continued and to be signed on other side)

================================================================================

                          (Continued from other side.)

   3. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

       THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

       The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated February 19, 1998, the Proxy Statement furnished therewith, and the Annual Report to Stockholders of the Company for the fiscal year ended October 27, 1997. Any proxy heretofore given to vote said shares is hereby revoked.

                                            Dated:---------------------, 1998

                                            ---------------------------------
                                                       (Signature)

                                            ---------------------------------
                                                       (Signature)

                                            Signature(s) must agree with the
                                            name(s) printed on this Proxy. If
                                            shares are registered in two
                                            names, both stockholders should
                                            sign this Proxy.

                                            If signing as attorney, executor,
                                            administrator, trustee or
                                            guardian, please give your full
                                            title as such.

         PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE